August 15, 2003

Friedman, Billings, Ramsey Group, Inc.
Potomac Tower, 1001 Nineteenth Street North
Arlington, Virginia 22209

Friedman, Billings, Ramsey Group, Inc.
Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

     We have acted as counsel to Friedman, Billings, Ramsey Group, Inc., a Virginia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-107731), initially filed with the Securities and Exchange Commission on August 7, 2003, as amended (the “Registration Statement”), with respect to the issuance and sale of debt securities (“Debt Securities”), shares of the Company’s Class A common stock, $.01 par value per share (“Common Stock”) and shares of preferred stock, no par value, in one or more series (“Preferred Stock” and, together with the Debt Securities and Common Stock, the “Offered Securities”), to be offered from time to time, having an aggregate maximum public offering price not to exceed $750,000,000, as described in the Registration Statement and on terms to be determined at the time of the offering. You have requested our opinion regarding certain U.S. federal income tax matters.

     In connection with the opinion rendered below, we have examined the following:

1.          the Amended and Restated Articles of Incorporation of the Company, as duly filed with the State Corporation Commission of the Commonwealth of Virginia;

2.          the Company’s Bylaws;

Friedman, Billings, Ramsey Group, Inc.
August 15, 2003

3.          the Agreement and Plan of Merger dated as of November 14, 2002 (the “Merger Agreement”) by and among FBR Asset Investment Corporation, a Virginia corporation (“FBR Asset”), Forest Merger Corporation, a Virginia corporation (“New FBR”), and Friedman, Billings, Ramsey Group, Inc., a Virginia corporation (“FBR Group”), governing the merger of FBR Asset with and into New FBR as of March 31, 2003 and the merger of FBR Group with and into New FBR as of March 31, 2003 (together, the “Merger”), after which New FBR was renamed Friedman, Billings, Ramsey Group, Inc.;

4.          the Registration Statement and the prospectus dated August 7, 2003 (the “Prospectus”) contained as part of the Registration Statement; and

5.          such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     In connection with the opinion rendered below, we have assumed generally that:

1.          each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.          during its taxable year ending December 31, 2003 and subsequent taxable years, the Company will operate in such a manner that makes and will continue to make the representations as to factual matters contained in a certificate, dated August 13, 2003 and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.          the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (“REIT”) for any taxable year;

4.          no action will be taken by the Company or any of its subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based; and

5.          the Company will distribute all earnings and profits carried over from FBR Group by December 31, 2003.

Friedman, Billings, Ramsey Group, Inc.
August 15, 2003

     In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. Where such factual representations involve matters of law, we have explained to the Company’s representatives the relevant and material sections of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), and other relevant authority to which such representations relate and are satisfied that the Company’s representatives understand such provisions and are capable of making such representations. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificate.

     Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussions in the Prospectus under the caption “Real Estate Investment Trust Status” (which are incorporated herein by reference), we are of the opinion that:

(a) the Company’s organization and intended method of operation will enable it to meet the requirements for qualification and taxation as a REIT under sections 856 through 860 of the Code commencing with its taxable year ending December 31, 2003 and in the future; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Real Estate Investment Trust Status” are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Offered Securities.

     We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for its 2003 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

     The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with

Friedman, Billings, Ramsey Group, Inc.
August 15, 2003

respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Real Estate Investment Trust Status” and “Other Matters–Legal” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

     The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, it speaks only as of the date hereof, and it may not be distributed, relied upon for any purpose, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Very truly yours,

/s/ HUNTON & WILLIAMS LLP

03352/01655